SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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NATIONAL HOUSING TRUST LIMITED PARTNERSHIP

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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NATIONAL HOUSING TRUST LIMITED PARTNERSHIP

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CONSENT SOLICITATION

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This Consent Solicitation is being
delivered to Unit Holders on or about December __, 2002.

RESPONSE DUE NO LATER THAN: ________ __, 200_

NATIONAL HOUSING TRUST LIMITED PARTNERSHIP

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CONSENT SOLICITATION

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INTRODUCTION

     On behalf of National Housing Trust Limited Partnership (the “Partnership”), NHT, Inc. (the “General Partner”) furnishes this Consent Solicitation to you, the holder of one or more units that represent beneficial limited partnership interests in the Partnership (the “Units”), for the purpose of soliciting the approval of the holders of the Units (the “Unit Holders”) for the proposal described in this Consent Solicitation (the “Proposal”).

     The Proposal you are being asked to approve is: a) the combination of two affordable housing partnerships, in which the Partnership has invested; b) the sale of the resulting general partnership interest in the combined partnership by the General Partner; and c) the issuance of an option by the combined partnership to an affiliate of the proposed new general partner of the combined partnership to purchase the physical properties of the combined partnership outright at the end of the Low Income Housing Tax Credit (“LIHTC”) compliance period in 2005.

     One of these two developments, Research Park Apartments (“Research Park”) faces critical and mounting difficulties. These spiraling difficulties threaten to lead to foreclosure with a resulting loss (through a so-called “recapture” by the Internal Revenue Service) of a portion of LIHTCs that Research Park has produced for you and the other Unit Holders.

          Please review this Consent Solicitation, complete, sign and date the accompanying ballot, and return it to the General Partner in the enclosed self-addressed postage-paid envelope as soon as possible, but in no event later than ______ __, 200_. The General Partner believes that approval of the Proposal is in the best interest of the Partnership and the Unit Holders, and therefore strongly recommends that you vote in favor.

DISCUSSION OF CONSENT REQUESTED

     Research Park and Young Manor. NHT, Inc., in addition to being the General Partner of the Partnership, is also general partner of a partnership called the RP Limited Dividend Housing Association Limited Partnership (the “RP Partnership”) and a partnership called the YM Limited Dividend Housing Association Limited Partnership (the “YM Partnership”). As noted, the Partnership owns a limited partnership interest in each of these partnerships. The partnerships own, respectively, Research Park, a 245-unit property and Young Manor Apartments (“Young Manor”), a 153-unit property, both in Detroit, Michigan.

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          RP Partnership acquired Research Park from the Michigan State Housing Development Authority (“MSHDA”) on December 31, 1989. From the outset, Research Park has faced significant challenges. In part because the property is isolated between two freeways and is in an industrial area, successive property management agents have struggled to maintain occupancy. Another factor in the weak absorption rate has been the number of subsidized units, with only 98 units (40% of total) receiving project-based rental assistance. The RP Partnership has replaced management agents twice, and the RP Partnership and the General Partner sought MSHDA’s approval six months ago to replace the third management agent. MSHDA rejected the request due at least in part to the RP Partnership’s accounts payable, which are discussed below.1

          Although the RP Partnership obtained over $1.87 million from MSHDA for project repairs from 1996 through 2001, the project’s Property Repair Mortgage has been depleted, with the $122,000 balance transferred to the replacement reserve account in early October. Further, according to MSHDA’s April 2002 Existing Condition Analysis, Research Park currently needs approximately $4,616,933 in repairs, or $18,844/unit. Although the RP Partnership is current on all mortgage payments, its payables were $706,000 as of September 30, 2002, including payables that occurred during a prior management company’s tenure. As a result of these challenges and the age of the project, Research Park recently received a physical inspection score of 50c (c denotes exigent health and safety concerns) from the U.S. Department of Housing and Urban Development’s (“HUD”) Real Estate Assessment Center and was referred to HUD’s Departmental Enforcement Center.

          The General Partner has taken measures to shore up Research Park. In order to avert a potential enforcement action, the RP Partnership is working with HUD to complete and implement a Management Improvement and Operating Plan (the “MIO Plan”), which is estimated to cost approximately $397,000. In July, 2002, the General Partner hired Parisienne Management Corporation to coordinate the replacement of HVAC on the high-rise building and to put together the MIO Plan. The General Partner mailed the MIO Plan on or about August 8, 2002, and HUD provided feedback on September 16, 2002. The revised version of the MIO Plan was submitted to HUD on or about November 8, 2002, and is subject to further revisions as required by HUD. The General Partner and the Partnership have contributed, as of October 2002, approximately $153,000 for HVAC repairs and replacement, oversight of such work, utility bills, legal fees and MIO consulting fees. Additionally, the General Partner met several times in 2002 with MSHDA executives to discuss workout strategies. The General Partner has also visited the site regularly, performed financial analyses, and sought buyers for both Research Park and Young Manor over the last six months. In order to accomplish the Proposal, the General Partner anticipates using a substantial portion of the Partnership reserves to address certain payables and the expenses of the Proposal.

          Tax Consequences of Foreclosure. Research Park and Young Manor have both delivered all tax credit benefits though 2002 as projected at the time of the Partnership’s initial investment in

          1 As an interim step in connection with the potential sale to MHT (see below), Southeastern Michigan Housing, L.L.C. has been retained to manage Research Park (effective October 1, 2002) and Young Manor (effective November 1, 2002).

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the RP and YM Partnerships. The period during which the RP Partnership and the YM Partnership, and through them the Partnership and the Unit Holders, received LIHTC benefits ended as of December 31, 1999. The LIHTC compliance period, however, continues through December 31, 2004. During the compliance period, the properties must continue to rent apartments to eligible low-income persons at restricted rents.

     If MSHDA forecloses on Research Park following a loan default, the Unit Holders would likely face recapture of a portion of previously claimed LIHTCs. A foreclosure of a troubled low income housing project before the 15-year compliance period results in recapture of a portion of the low income housing tax credits generated by such project unless (i) it is reasonably expected that the project will be used as a qualifying low income property for the remainder of the compliance period and (ii) the seller of the property obtains qualifying bonding to secure the partnership’s liability for credit recapture. The current General Partner cannot provide the partners sufficient comfort that the low income property would be used as qualifying low income property upon a MSHDA foreclosure and Research Park could qualify for the required bonding. A foreclosure during 2002 would cause an estimated recapture of approximately 35% of LIHTCs already claimed, which is approximately $1.265 million, or approximately $1,250 of tax liability for each one thousand Units.

          A foreclosure by MSHDA also would likely trigger significant gain and ordinary income to the Unit Holders, which for some Unit Holders may be offset in part by available suspended passive losses (including allocable losses of the RP Partnership).

          Other Potential Adverse Consequences of Foreclosure. In addition to the tax consequences described above, a foreclosure could have a significant adverse impact on the Partnership’s ability to work with state and federal housing agencies in on-going and future projects. HUD and other agencies are likely to view a foreclosure as a reflection of the Partnership’s risk in evaluating previous participation and the loss of Research Park through foreclosure could potentially lead to increased oversight and a higher threshold for the Partnership and its affiliates to meet to receive support.

           The Potential Sale. In an effort to avert a foreclosure on Research Park and the accompanying recapture of a portion of LIHTCs, the General Partner sought indications of interest from several parties. After reviewing two proposals, the General Partner has selected a proposal from MHT Housing IV, Inc. (“MHT IV”), a non-profit supporting organization controlled by MHT Housing, Inc. (“MHT”), a Michigan 501(c)(3) corporation, as best serving the interests of the Partnership and the Unit Holders. As a result, the General Partner has reached agreements in principle (the “RP Option Agreement” and the “YM Option Agreement”) to sell the existing NHT, Inc. general partnership interests in the RP Partnership and the YM Partnership to a subsidiary of MHT IV and to give MHT an option to purchase Research Park and Young Manor at the end of the LIHTC compliance period for assumption of the then-existing mortgage debt on each property.

          MHT’s willingness to enter into the RP Option Agreement is conditioned on the YM Partnership entering the YM Option Agreement. Young Manor was acquired from MSHDA on December 31, 1989, is in reasonable physical condition, with payables that totaled only approximately $8,600 as of September 30, 2002. Moreover, the closing of each sale of the general partnership interests in YM Partnership and RP Partnership is conditioned, among other things, on approval from MSHDA, the consent of the Unit Holders as the respective partnerships’ sole limited partner, and the sales being consummated simultaneously. At the end

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of November 2002, MSHDA’s Board of Directors is scheduled to vote to approve or reject the sale to MHT IV.

          Under the proposed plan, the two partnerships would be combined in order to allow for the restructuring and forgiveness of some debt, as well as the potential refinance of existing debt. A subsidiary of MHT IV would then purchase the combined RP Partnership and YM Partnership general partner interests for no cash, and provided the restructuring is approved and the sale is approved by the Unit Holders, the resulting ownership entities should have sufficient funds to preserve Research Park, avoid foreclosure and make the repairs set forth in the MIO Plan.

           The agreements in principle reached by the General Partner remain to be documented in final and complete form, although the General Partner is working to do so concurrently with seeking the consent of the Unit Holders, the final agreements will also be subject to customary negotiation over the details of the transaction outlined above and due diligence.

          In 1987, the National Affordable Housing Trust, Inc. (the “Trust”), a Maryland nonprofit corporation, agreed to lend the Partnership amounts representing the excess of annual expenses over annual revenues for the operating partnerships in which the Partnership invested. This obligation was conditioned on the Partnership first using all cash distributed by other operating partnerships, the use of all Partnership reserve funds and the use of all operating-partnership Property Reserve funds. The General Partner believes that in general it is not in the best interests of the Unit Holders to deplete all reserves in this manner, since the Unit Holders have already received all of the tax credits that were originally projected for these projects and the properties are generating no additional tax credits, unless it is the only course available to protect such benefits. There can be no assurance that the Trust will have assets sufficient to meet any such obligations. Finally, there is no affirmative obligation on the part of the Partnership to pay any outstanding liabilities of the RP Partnership and the General Partner does not believe it is in the best interests of the Unit Holders to obligate the Partnership to exhaust Partnership reserves unless it can be determined that is in the best interests of the Unit Holders to do so.

          The Purchaser. MHT was formed in 1990 to acquire a property known as the Glendale/Buena Vista Complex from MSHDA, which it accomplished in 1991. Today, MHT holds twenty-five operating properties, including the now-rehabilitated Glendale/Buena Vista Complex, with a total of 3,400 units valued at more than $100 million. MHT also has four developments, totaling 479 units, in progress, and all of its loans are current. MHT’s senior management has over forty years of experience in the affordable housing industry, and will oversee the for-profit subsidiary of MHT IV. There can be no assurance, however, that this subsidiary will be successful in its effort to obtain the resources needed to acquire the general partnership interests at issue and subsequently rehabilitate the subject properties. Also, there can be no assurance that MHT will consummate the purchase of the projects.

           Tax Consequences of the Sale. If MHT IV acquires the general partnership interests of the RP Partnership and the YM Partnership from NHT, Inc., foreclosure will be avoided and the Unit Holders should experience no recapture of LIHTCs. The restructuring of the RP Partnership and YM Partnership (assuming the Partnership continues to be the sole limited partner of the RP Partnership and the YM Partnership) should not adversely affect the LIHTCs. Although MHT will have no obligation to acquire Research Park and Young Manor, the General Partner expects that MHT or its designee will do so when the option is exercisable in 2005. Unit Holders may recognize additional tax gain if MHT (or its designee) exercises these options.

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          The transaction will likely involve the cancellation of certain debt of RP Partnership and YM Partnership, with the remaining debt restructured. The amount of the cancelled debt must be reported as ordinary income (in that the RP Partnership and the YM Partnership cannot elect to exclude such cancelled debt from income of the Partnership without suffering a recapture of LIHTCs). Depending on the amount of debt that MHSDA forgives, the amount of ordinary income to the Unit Holders could be significant. If the Unit Holders have suspended passive losses, however, such passive losses may be available to offset some or all of the cancellation of indebtedness income from RP Partnership and YM Partnership.

           In sum, there will be adverse tax consequences to the Unit Holders both under a foreclosure and under the Proposal. In memorializing final agreements with respect to the RP Option Agreement and the YM Option Agreement, the General Partner will use its best efforts to take into account the tax consequences to the Unit Holders, and will use its best efforts to avoid any restructuring that would have more adverse tax consequences to the Unit Holders than a foreclosure. However, each Unit Holders’ tax situation may be different and there can be no assurance that the final plan of restructuring will not result in further adverse tax consequences.

           Related Consents. The Proposal described above requires certain technical modifications to the RP Limited Partnership Agreement and the YM Limited Partnership Agreement to be negotiated in the course of reaching final agreement. Because the consent of the Partnership as limited partner is required for such amendments, the consent sought for the Proposal includes the authority to make such modifications.

INTEREST OF THE GENERAL PARTNER

          NHT, Inc. is not affiliated with MHT or MHT IV and will receive no compensation from the proposed sale.

UNIT HOLDER BALLOT

          The National Housing Trust Limited Partnership Amended and Restated Agreement of Limited Partnership dated as of July 9, 1987 (the “Partnership Agreement”) requires the consent of Unit Holders representing a majority in interest of the outstanding Units in the Partnership in order to adopt the Proposal. Only persons registered as Unit Holders as of close of business on December __, 2002, will be entitled to vote. As of that date, there were approximately 1100 Unit Holders holding 1,014,668 Units, of which no Units were owned by the

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General Partner or an affiliate of the General Partner. Each Unit is entitled to one vote on the Proposal. To the best knowledge of General Partner, no Unit Holder is currently the beneficial owner of more than five percent (5%) of the Units.

          The Partnership Agreement provides that any matter on which Unit Holders are authorized to take action may be taken by Unit Holders by a written ballot, without a meeting. A Ballot has been inserted with this Consent Solicitation for your use. Please mark, sign, date and deliver your Ballot promptly to the General Partner at 2335 North Bank Drive, Columbus, Ohio 43220. Unit Holders are required to deliver the enclosed Ballot to the General Partner no later than ________ __, 200_. Ballots not received on or before December 31, 2002, will not be counted. If the enclosed form of Ballot is executed and returned, it may, nevertheless, be revoked by delivery of written notice to the General Partner at any time prior to ________ __, 200_. Notice revoking a previously delivered Ballot should be delivered to the General Partner at the above address. The General Partner has retained The Bank of New York to assist in the printing and distribution of this Consent Solicitation as well as with the collection of the Ballots.

          A Ballot that is duly signed, dated and returned to the General Partner without specifying a vote and without abstaining from voting will be deemed a vote in favor of the Proposal.

CONSEQUENCES OF FAILING TO APPROVE THE PROPOSAL

          The General Partner believes that it cannot commit resources sufficient to rehabilitate Research Park, and the sale of Young Manor is necessary in order to consummate the sale of Research Park. As noted, the five-year cost of rehabilitating Research Park is projected to reach approximately over $5 million and increasing rents to offset the operating costs is not a practical option. If the Proposal is not approved, MSHDA could potentially foreclose on the property, which could result in tax credit recapture, as of 2002, to the Unit Holders of approximately $1.265 million from the RP Partnership or approximately $1,250 of tax liability for each one thousand Units.

TAX ADVICE

          The summary of certain anticipated federal income tax consequences of the Proposal is provided for your information only. It is not intended to be a comprehensive review of all material tax issues and is not tax advice. In addition, the Internal Revenue Service may take a contrary view and no ruling from the Internal Revenue Service will be sought. Legislative, judicial or administrative changes may be forthcoming that could alter or modify the statements and conclusions set forth herein. Unit Holders should consult their own tax advisors as to the federal, state, local, foreign and any other tax consequences of the Proposal.

ADDITIONAL INFORMATION

     To obtain additional information about the Proposal, please contact the General Partner at the above address.

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RECOMMENDATION OF THE GENERAL PARTNER

          For the reasons discussed in detail in the Consent Solicitation, the General Partner believes that the approval of the Proposal is in the best interest of the Partnership and the Unit Holders, and therefore STRONGLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE PROPOSAL.

BALLOT CONSENT FORM

          Pursuant to the Consent Solicitation (the “Solicitation”) of National Housing Trust Limited Partnership (the “Partnership”), dated December __, 2002, the undersigned, as a holder of one or more units that represent beneficial limited partnership interests (the “Units”) in the Partnership, hereby takes the following actions:

          1.     The undersigned hereby represents and warrants that he, she or it has sufficient knowledge and experience to enable him, her or it to utilize the information made available to him, her or it in connection with the Proposal (the “Proposal”) discussed in the Solicitation in order to evaluate the merits and risks of the Proposal and to make an informed decision with respect thereto, and is relying on no representations other than those set forth in the Solicitation.

          2.     The undersigned hereby represents and warrants that he, she or it and his, her or its advisers have been provided the opportunity to ask questions and receive answers concerning the terms and conditions of the Proposal and to obtain any additional information which the General Partner possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of the information furnished in the Solicitation.

          3.     The undersigned hereby makes the following determination as to granting or withholding consent to the Proposal:

Please check one

[ ]	The undersigned hereby consents to the Proposal.
[ ]	The undersigned hereby withholds his, her or its consent to the Proposal.

          4.     The undersigned hereby designates James Bowman, President and Chief Executive Officer of the National Affordable Housing Trust, to act as the undersigned’s attorney-in-fact to execute and deliver all ancillary and other closing documents as may be necessary or appropriate to effectuate the consummation of the Proposal if the required consent is obtained.

          5.     THE UNDERSIGNED HEREBY AGREES THAT RETURNING THIS BALLOT CONSENT FORM WITHOUT INDICATING IN PARAGRAPH 3 WHETHER OR NOT THE UNDERSIGNED IS GRANTING OR WITHHOLDING CONSENT WILL BE DEEMED TO BE A GRANT OF CONSENT TO THE PROPOSAL.

          IN WITNESS WHEREOF, the undersigned has executed this Ballot Consent Form as of the ______day of ______, 200_.

Please date and sign exactly as name appears on records of the Partnership. If the Units are held jointly, each holder should sign. When signing as an attorney, executor, administrator, trustee, guardian, officer of a corporation or other entity or in another representative capacity, please give the full title under signature.	_______________________________ Name (Print) _______________________________ Name (Signature)

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_______________________________ Address (Print)

_______________________________ Social Security Number (Print)

_______________________________ Name, if held jointly (Print)